EXHIBIT 99

  NEWS RELEASE

  ARCH CHEMICALS, INC.
  501 Merritt 7
  P.O. Box 5204                                                            ARCH
  Norwalk, CT 06856

                              [GRAPHICS OMITTED]


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                               Investor Contact: Mark E. Faford (203) 229-2654

                                  Press Contact: Dale N. Walter (203) 229-3033



             ARCH PERSONAL CARE PRODUCTS AWARDED $7 MILLION AFTER
                       FEDERAL JURY FINDS IVAR MALMSTROM
                        BREACHED NON-COMPETE AGREEMENT

SOUTH PLAINFIELD, NEW JERSEY, March 8, 2004 -- Arch Personal Care Products announced that a jury in the U.S. District Court for the District of New Jersey has awarded it approximately $7 million in damages after finding, among other things, that Ivar Malmstrom, Jr., had breached his non-compete obligations to Arch Personal Care Products. Mr. Malmstrom undertook these obligations in connection with Arch's November 2000 purchase of the personal care intermediates business of Brooks Industries. Mr. Malmstrom had been co-owner and president of Brooks.

The jury found that Mr. Malmstrom had assisted in the creation of, provided funding to, and was participating in the business activities of Active Concepts, a company formed shortly after Arch's acquisition of the Brooks business. The jury also found that Mr. Malmstrom violated federal trademark law, and that he and Active Concepts had infringed on Arch's TRF(TM) trademark.

In addition, the jury found that certain asset transfers by Mr. Malmstrom to his wife violated New Jersey's Fraudulent Transfer Act. Judge Joel Pisano has enjoined the Malmstroms from transferring or encumbering these assets and has appointed a receiver to take charge of the assets.


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Judge Pisano had previously found that Mr. Malmstrom's assistance to Active
Concepts constituted contempt of two Court Orders issued in July 2002 that enjoined Mr. Malmstrom from competing against Arch Personal Care. An award of sanctions against Mr. Malmstrom in connection with the contempt finding is expected shortly.

Arch Personal Care also has a New Jersey state court case pending against Active Concepts and several former Brooks' employees asserting misappropriation of trade secrets and other claims.

Defendants have thirty days from the entry of a judgment to appeal.

Arch Personal Care Products, L.P., which is headquartered in South Plainfield, New Jersey, is a business unit within the Treatment Products business segment of Arch Chemicals, Inc. It develops and sells active ingredients to both the skin and hair care segments of the cosmetic and toiletries industries.

Headquartered in Norwalk, Connecticut, Arch Chemicals, Inc. (NYSE: ARJ) is a global specialty chemicals company with $1 billion in annual sales. Together with its subsidiaries, Arch has 3,000 employees and manufacturing and customer support centers in North America, South America, Europe, Asia and Africa. Arch and its subsidiaries have leadership positions in three business segments -- Treatment Products, Microelectronic Materials and Performance Products -- and they serve leading customers in these markets with forward-looking solutions to meet their chemical needs. For more information, visit www.archchemicals.com.

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Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management's beliefs, certain assumptions made by management and management's current expectations, estimates and projections about the markets and economy in which Arch and its various businesses operate. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "opines," "plans," "predicts," "projects," "should," "targets," "will," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors"),


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which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; lack of economic recovery in 2004 in the U.S.; lack of moderate growth or recession in European economies; increases in interest rates; economic conditions in Asia; worsening economic and political conditions in Venezuela; strengthening of the U.S. dollar against foreign currencies; customer acceptance of new products; efficacy of new technology; changes in U.S. laws and regulations; increased competitive and/or customer pressure; the Company's ability to maintain chemical price increases; higher-than-expected raw material costs for certain chemical product lines; increased foreign competition in the calcium hypochlorite markets; lack of continued recovery in the semiconductor industry; unfavorable court, arbitration or jury decisions; the supply/demand balance for the Company's products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; unsuccessful entry into new markets for electronic chemicals; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or company plants; reduction in expected government contract orders and/or the failure to renew or extend the U.S. government contract for hydrazine propellants; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; and gains or losses on derivative instruments.